Exhibit 15.1

Awareness of Independent Registered

Public Accounting Firm

We acknowledge the incorporation by reference in this Registration Statement on Form S-8 of Simmons First National Corporation of our reports dated May 8, 2019 and August 7, 2019, included with the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, respectively. Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), these reports should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.

BKD, LLP

Little Rock, Arkansas

October 11, 2019